Exhibit No. (12)

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                                   KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                           (DOLLAR AMOUNTS IN MILLIONS)



                                                                            Year Ended December 31
                                                            -----------------------------------------------------
                                                              1996(a)    1997(b)    1998(c)    1999(d)    2000(e)
                                                            ---------  ---------  ---------  ---------  ---------


Consolidated Companies
-------------------------------------------
  Income before income taxes. . . . . . . . . . . . . . .   $ 1,507.4  $ 1,352.7  $ 1,523.3  $ 2,251.7  $ 2,436.0
  Interest expense. . . . . . . . . . . . . . . . . . . .       186.7      164.8      198.7      213.1      221.8
  Interest factor in rent expense . . . . . . . . . . . .        45.7       49.8       52.3       50.5       48.6
  Amortization of capitalized interest. . . . . . . . . .         8.6        9.0        9.4       10.0        9.6

Equity Affiliates
-------------------------------------------
  Share of 50%-owned:
    Income before income taxes. . . . . . . . . . . . . .        49.3       51.2       47.6       43.4       43.0
    Interest expense. . . . . . . . . . . . . . . . . . .         9.5        7.1        9.9        8.0        7.5
    Interest factor in rent expense . . . . . . . . . . .          .7         .7        1.2         .9         .9
    Amortization of capitalized interest. . . . . . . . .          .7         .6         .5         .6         .5
  Distributed income of less than 50%-owned . . . . . . .        48.4       62.5       98.1       88.0       96.4
                                                            ---------  ---------  ---------  ---------  ---------

Earnings. . . . . . . . . . . . . . . . . . . . . . . . .   $ 1,857.0  $ 1,698.4  $ 1,941.0  $ 2,666.2  $ 2,864.3
                                                            =========  =========  =========  =========  =========

Consolidated Companies
-------------------------------------------
  Interest expense. . . . . . . . . . . . . . . . . . . .   $   186.7  $   164.8  $   198.7  $   213.1  $   221.8
  Capitalized interest. . . . . . . . . . . . . . . . . .        13.9       17.0       12.4       12.9       20.9
  Interest factor in rent expense . . . . . . . . . . . .        45.7       49.8       52.3       50.5       48.6

Equity Affiliates
-------------------------------------------
  Share of 50%-owned:
    Interest and capitalized interest . . . . . . . . . .         9.5        7.5       10.0        8.1        7.5
    Interest factor in rent expense . . . . . . . . . . .          .7         .7        1.2         .9         .9
                                                            ---------  ---------  ---------  ---------  ---------

Fixed Charges . . . . . . . . . . . . . . . . . . . . . .   $   256.5  $   239.8  $   274.6  $   285.5  $   299.7
                                                            =========  =========  =========  =========  =========

      Ratio of earnings to fixed charges. . . . . . . . .        7.24       7.08       7.07       9.34       9.56
                                                            =========  =========  =========  =========  =========
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Note:    The Corporation is contingently liable as guarantor, or directly liable as the original obligor, for certain debt and lease obligations of S.D. Warren  Company,  which  was sold in December 1994. The buyer provided the Corporation  with  a  letter  of  credit  from  a  major financial institution guaranteeing  repayment  of  these  obligations.
         No losses are expected from these  arrangements  and  they  have  not been included in the computation of earnings  to  fixed  charges.

(a) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include the following pretax items: $429.9 million of charges for business improvement and other programs and $(93.6) of gains on asset disposals. Excluding these items, the ratio of earnings to fixed charges was 8.55.

(b) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include the following pretax items: $478.3 million of charges for business improvement and other programs and $(26.5) of a gain on an asset disposal. Excluding these items, the ratio of earnings to fixed charges was 8.97.

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(c)     Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include the following pretax items: $377.8 million of charges for business improvement and other programs, $42.3 million of Mobile pulp mill fees and related severance and $(140.0) of a gain on an asset disposal. Excluding these items, the ratio of earnings to fixed charges was 8.09.

(d) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include the following pretax items: $47.8 million of charges for business improvement and other programs, $22.6 million of business integration and other costs, $9.0 million of Mobile pulp mill fees and related severance and $(176.7) of gains on asset disposals. Excluding these items, the ratio of earnings to fixed charges was 9.00.

(e) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include the following pretax items: $24.4 million of charges for business improvement and other programs, $35.1 million of business integration and other costs, $15.2 million of litigation settlements and $(75.8) of patent settlement and accrued liability reversal. Excluding these items, the ratio of earnings to fixed charges was 9.55.